Exhibit 99

PATTERSON COMPANIES  |  1031 Mendota Heights Road  |  Saint  Paul, MN 55120          NEWS RELEASE

Patterson Companies Elects Pamela Tomczik to Board of Directors

St. Paul, Minn. — February 2, 2024 — Patterson Companies, Inc. (Nasdaq: PDCO) today announced that Pamela Tomczik has been elected to the Patterson Companies Board of Directors, effective February 2, 2024. Ms. Tomczik currently serves as Senior Vice President, Treasurer and Corporate Development of Target Corporation, a general merchandise retailer with stores in all 50 states and the District of Columbia. Ms. Tomczik will serve on the Board’s Audit and Finance Committee.

“As we continue to enhance the finance, strategy and corporate development experience on our Board, we are excited to welcome Pamela to the Board of Directors,” said John D. Buck, Chairman of the Board of Patterson Companies. “Pamela is a skilled finance executive with extensive experience in the treasury and M&A functions at various companies and will provide valuable strategic insights and enhance the diversity of perspectives on our Board. We look forward to her contributions as we seek to drive customer value and improve shareholder value.”

The Board determined to increase its size from nine to ten directors, thereby creating a new seat for Ms. Tomczik.

Pamela Tomczik Biography

Since October 2022, Ms. Tomczik has served as Senior Vice President, Treasurer and Corporate Development of Target Corporation. In her current role, Ms. Tomczik is responsible for capital structure, liquidity, shareholder distribution strategies, banking operations and cash management, and she leads all acquisitions, enterprise partnerships, divestitures and equity investments. From 2014 to October 2022, Ms. Tomczik served as Vice President, Corporate Development of Target. Prior to joining Target, Ms. Tomczik held several leadership positions at Thomson Reuters, including Vice President of Corporate Development. Prior to Thomson Reuters, Ms. Tomczik was a corporate attorney, serving in corporate counsel roles at Travelers and Andersen Corporation.

Ms. Tomczik received her B.A. from Hamline University and a J.D. from the University of Minnesota Law School.

About Patterson Companies Inc.

Patterson Companies Inc. (Nasdaq: PDCO) connects dental and animal health customers in North America and the U.K. to the latest products, technologies, services and innovative business solutions that enable operational and professional success. Our comprehensive portfolio, distribution network and supply chain is equaled only by our dedicated, knowledgeable people who deliver unrivalled expertise and unmatched customer service and support.

Learn more: pattersoncompanies.com

CONTACT:	John M. Wright, Investor Relations
TEL:	651.686.1364
EMAIL:	investor.relations@pattersoncompanies.com
MEDIA CONTACT:	corporate.communications@pattersoncompanies.com
WEB:	pattersoncompanies.com
SOURCE:	Patterson Companies Inc.